Exhibit 10.33

EMPLOYMENT AGREEMENT (Agreement)

between

AECOM AUSTRALIA PTY LTD (the COMPANY)

and

LARA POLONI

1.     Date of Commencement

Your commencement date with the Company is August 15, 2020 and your employment will continue until terminated by either party in accordance with this Agreement. The Company recognises your prior service from 14 June 1994 for the purposes of all service-related entitlements, with the exception of severance entitlements which are covered by the AECOM Change in Control Severance Policy for Key Executives and the AECOM Senior Leadership Severance Plan. Your employment is conditional upon you being an Australian citizen, holding current Australian residency or valid visa status for eligibility to work in Australia. You agree that the offer letter dated 13 June 2020 issued by the Company’s U.S. entity to you as well as any other employment agreement you previously entered with the Company or its parents/subsidiaries/affiliates (if any) is here by superseded and will terminate automatically and without the provision of notice or any entitlement to compensation upon the commencement of your employment with the Company pursuant to this Agreement, except that the last paragraph on page one (1) in the 13 June 2020 offer letter that sets forth the 2021 Fiscal Year long term inventive (“LTI”) award opportunity shall remain in effect.

2.     Position and Reporting

You are assigned to the full-time permanent position of President of AECOM, a Delaware corporation (“AECOM”), which is with the ultimate parent of the Company.

In this capacity, you will initially be based in our Melbourne office, reporting to the Chief Executive Officer of AECOM (your Manager).

The Company is a global company and as such project work may require you to travel to other locations within Australia or overseas and/or perform work for any of AECOM’s related entities as may be necessary for the proper performance of your duties.

3.     Remuneration

The Company will pay to you a Total Fixed Remuneration (TFR) per annum as detailed below. This TFR covers all work required to be carried out by you in your position. Your TFR includes an annual base salary plus compulsory superannuation contributions, as well as the total cost (including consequential fringe benefits tax) of all other benefits provided to you and as may be agreed between you and the Company from time to time.

Annual Base Salary (Gross)                     AUD $1,042,500, subject to the deduction of applicable taxation

(the equivalent of US$750,000 per annum, based on an exchange rate of 1:1.39 (USD:AUD)); the Company will examine the currency exchange rate in our around January of each year starting in January 2022 or as otherwise mutually agreed or as determined by the Compensation/Organization Committee of the AECOM Board of Directors (the “Compensation Committee”).

The Base Salary may be subject to temporary salary reductions consistent with any policy or similar actions as applicable to executive officers of AECOM generally. Any reduction in Base Salary will be set out in a variation letter to this Agreement which will be executed by the parties in writing.

The Company undertakes and guarantees to you that it will pay to you the TFR identified in this Agreement, which is an amount of annual earnings in relation to the performance of work during your period of employment and which exceeds the high-income threshold. You accept and agree to this undertaking and the amount of earnings specified in the base salary and remuneration and, as a result, agree that no modern award applies to you during your employment with the Company. This undertaking constitutes a guarantee of annual earnings for the purpose of section 330 of the Fair Work Act 2009 (Cth).

From time to time, costs associated with your remuneration (including fringe benefits tax liability or superannuation contributions) may alter. If this occurs, the Company may at its sole discretion (subject to legislative obligations) change components of your remuneration package, including base salary, so as to have the effect that the total

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cost to the Company of providing the components of the package is equivalent to, and does not result in any increase to, the TFR.

You will be eligible to participate in the AECOM Executive Incentive Plan (Incentive Plan) as in effect from time to time, with a 2021 fiscal year target award opportunity of up to 110% of Base Salary. The Company’s determination of whether or not to pay you any amount under the plan, the eligibility criteria for and the amount and timing of such incentive payment will be determined by the Compensation Committee in its sole discretion subject to your achievement of performance goals and the terms of the Incentive Plan. You have no contractual right to receive an incentive payment and the rules of the Incentive Plan do not form part of this Agreement. The Company reserves the right to vary, amend, discontinue or withdraw the Incentive Plan at any time it deems fit, at its sole discretion, including to cap or limit the amount of any payment to you and for any changes to have retrospective effect. If your employment under this Agreement is terminated, or if you are serving any period of notice of termination as at the payment date, you are not entitled to any payment pursuant to the Incentive Plan or part thereof.

You will also be eligible to participate in AECOM’s employee benefit plans as in effect from time to time that are available to other executive officers of AECOM, including AECOM’s Change in Control Severance Policy for Key Executives and AECOM’s Senior Leadership Severance Plan (the “Pre-CIC Severance Plan”), as in effect from time to time. No such plans form part of this Agreement. The Company reserves the right to vary, amend, discontinue or withdraw such plans at any time it deems fit, at its sole discretion, including to cap or limit the amount of any payment to you under such plans and for any changes to have retrospective effect.

The Company will pay your annual base salary on or before the 15th of each month by electronic funds transfer into your nominated bank or building society account.

Remuneration Review

Your TFR will be reviewed by your Manager annually taking into account your performance and contribution, the business results of AECOM and market conditions. Any increase in your TFR is at the sole discretion of the Company. There is no obligation on the Company to award any increase to your TFR following any review.

4.     Superannuation

The Company will make superannuation contributions for you at the rate required under the Superannuation Guarantee (Charge) Act 1992 (Cth) to avoid a charge.

As AECOM manages total fixed remuneration the amount of superannuation contributions made by the Company on your behalf may change in accordance with future legislative changes to the compulsory superannuation contribution rate.

You may nominate a complying superannuation fund in accordance with applicable legislation. If you do not make a nomination, the Company will make all required superannuation contributions on your behalf to its default fund, which is currently the AMP AECOM Australia Signature Superannuation Fund. This fund may change at the Company’s election from time to time. A Standard Choice form must be completed and returned upon acceptance of this offer.

If you elect the Company superannuation fund, you will be provided with temporary salary continuance in the event of a serious injury or illness, with a benefit of up to 75% of your superannuation salary (subject to eligibility for benefits under the Fund being established). If eligible for benefits a three (3) month waiting period applies. Full details will be provided upon commencement of employment and if you make the necessary election.

5.     Hours of Work

Your weekly hours of work are 38 hours per week, Monday to Friday, plus any reasonable additional hours as are necessary and reasonable to perform your duties and responsibilities (not including an unpaid meal break each day). Start and finish times should be discussed and agreed with your manager.

Your remuneration has been set at a level to compensate you for all hours worked, including all such reasonable additional hours and you acknowledge that no additional payment will be made for time worked in excess of 38 hours per week.

6.     Fitness for Work

From time to time the Company may lawfully and reasonably direct you to attend a doctor or other health professional nominated by the Company for the purpose of having a medical examination to ascertain your fitness or capacity to undertake your duties and/or undertake medically supervised tests (e.g. drug alcohol, general fitness) to determine a level of “fitness for work”. Such tests may also be required by our clients from time to time in order to fulfil contractual, industrial or Workplace Health & Safety obligation. You authorise the Company to obtain a copy of any reports and the results of any tests undertaken in respect of any such medical examinations or fitness for work tests.

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7.     Responsibilities

In carrying out your duties it is your responsibility to perform the duties assigned to you to the best of your ability and knowledge; act in the Company’s best interests and use your best efforts to promote the interests of the Company. You are expected to comply with all lawful and reasonable directions of the Company; all law applicable to your position and the duties assigned to you.

8.     Leave Entitlements

The leave entitlements detailed below are subject to the notice and evidence requirements of the Fair Work Act 2009 (Cth) and/or as detailed in the Company’s leave policy as amended from time to time which forms a lawful and reasonable direction with which you must comply but does not form part of this Agreement.

Annual Leave - You are entitled to annual leave in accordance with the Fair Work Act 2009 (Cth). The remainder of this paragraph summarises the key aspects of your annual leave entitlements under the Act. You are entitled to four (4) weeks’ paid annual leave for each year of service in accordance with the Fair Work Act 2009 (Cth) as amended from time to time. Subject to this Agreement, annual leave is to be taken at a time agreed to between you and the Company or, failing agreement at a time specified by the Company. Annual leave accrues progressively during a year of service according to your ordinary hours of work and is cumulative.

Christmas Closure - Project commitments permitting, it is currently the practice of the Company’s offices to close for a period of time around Christmas and New Year. Accordingly, you may be directed by the Company to take annual leave during any shutdown period over the Christmas/New Year period or where you have accrued an excessive annual leave balance. You will be required to utilise your accrued annual leave to cover the non-public holiday days during this shutdown period. New employees with insufficient annual leave may be permitted to take un-accrued annual leave to be re-credited in the following calendar year.

Long Service Leave - You will be entitled to long service leave in accordance with the applicable legislation in the State or Territory that is your primary place of employment.

Public Holidays - You are entitled to the gazetted public holidays, which fall on your standard work days, in the State or Territory that is your primary place of employment being the office location identified in the Position and Reporting section of this Agreement, unless your primary place of employment changes due to relocation at the request of the Company.

Personal/Carer’s Leave - You are entitled to personal leave in accordance with the Fair Work Act 2009 (Cth). The remainder of this paragraph summarises the key aspects of your personal leave entitlements under this Act. You are entitled to ten (10) days’ of paid personal leave for each year of service. This leave can be used in circumstances of personal illness or injury, or to provide care and support to a member of your immediate family or a member of your household as a result of a personal illness or injury or an unexpected emergency affecting the member. Paid personal leave accrues progressively during a year of service according to your ordinary hours of work and is cumulative. Where your paid personal leave entitlement is otherwise exhausted, you are also entitled to up to two

(2) days of unpaid carer’s leave (per occasion). On termination you are not entitled to any payment in lieu of accrued but untaken personal leave.

Compassionate Leave – You are entitled to up to two (2) days paid compassionate leave for each occasion where a member of your household or immediate family passes away or contracts a personal illness or injury which poses a serious threat to life.

Study Leave - Study leave is available for employees undertaking approved secondary and tertiary studies in an area directly linked to your profession and career path. Study leave of up to four (4) days per academic year may be approved by your Manager on a case-by-case basis, and the granting of study leave is at the Company’s sole discretion

Parental Leave – You are entitled to unpaid parental leave in accordance with the Fair Work Act 2009 (Cth). After completing six (6) months of continuous service you will be entitled to paid parental leave in accordance with the Company’s Parental Leave Guide.

Community Service Leave – You are entitled to community service leave in accordance with the Fair Work Act 2009 (Cth).

You are required to notify the Company as soon as reasonably practicable, preferably before your usual time for commencement of work on the day of your inability to attend work for any reason, including due to a need to take personal leave. If requested to do so, you must supply the Company with evidence that supports your reason to take the type of leave requested, for example, a medical certificate or a statutory declaration.

Family and Domestic Violence Leave – You are entitled to Family and Domestic Violence leave in accordance with the Fair Work Act 2009 (Cth) and in accordance with the Company Family and Domestic Violence Leave Policy.

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9.     Policies, Procedures and Guidelines

The Company’s policies, procedures and guidelines as prescribed, amended and published from time to time are not incorporated into and do not form part of this Agreement, nor do they impose contractual obligations on the Company or give rise to contractual rights enforceable by you.

Some of the Company’s policies, procedures and guidelines, including those of our parent company “AECOM”, such as but not limited to the Code of Conduct, Clawback Policy, Good Working Relationships, Insider Trading, Electronic Communications and the Safety, Health & Environment policies, place obligations on you as an employee of the Company. Where such obligations arise, it is a condition of your employment with the Company and under this Agreement that you comply with these obligations as a lawful and reasonable direction issued to you by the Company.

You are also obliged under this Agreement to undertake related training in relation to such policies, procedures and guidelines as requested from time to time.

Policies, procedures and guidelines may be added to, modified or withdrawn at any time and in the event that there is a conflict between this Agreement and the policies, procedures and guidelines this Agreement will prevail. Failure to comply with the Company’s policies, procedures and guidelines may be taken into account in assessing your performance and your conduct as an employee. Conduct which is in breach of policies, procedures or guidelines or refusing to undertake training in relation to policies, procedures or guidelines, may in particular cases justify disciplinary action, up to and including termination of employment without notice or without payment in lieu of notice. You should therefore ensure that you are familiar with the Company’s policies, and procedures and guidelines, which can be obtained from the company’s intranet, your Manager or the Human Resources team.

10.    Company Equipment

All equipment provided to you by the Company during your employment, including mobile phones, BlackBerry/PDA devices and computers remain the property of the Company and must be returned to the Company upon the end of your employment.

11.    Privacy

For the purpose of this clause, “personal information”, including “health information” and “sensitive information” have the same meaning as in the Privacy Act 1988 (Cth).

You consent to the Company, its related entities and each person to whom you have disclosed personal information, collecting, using and disclosing personal information for any purpose relating to their business or your employment in accordance with the Privacy Act 1988 (Cth). Information concerning your employment may be shared, when required for a direct business purpose or as instructed by a government agency or court order.

12.    Conflict of Interest

You represent and acknowledge that the offer and acceptance of employment with the Company will not place you or have the potential to place you in a situation of conflict of interest or duty or potential of conflict of interest or duty with the offered position. If you have any legal or contractual obligation which may preclude or impose restrictions on your potential employment with the Company, you must disclose this to the Company prior to your acceptance.

During your employment you must not allow a situation to arise which places you in a situation, or potential situation, of conflict of interest or duty with your position at the Company. During your employment, you must not, without the prior written consent of the Company, undertake any appointment or position (including any directorship) or other paid work or time-consuming unpaid work, or advise or provide services to, or be engaged, or associated with any business or activity (including a business on your own account) that:

a)     results in your performing activities similar to your duties and responsibilities under this Agreement; ;

b)     results in the business or activity competing with the Company;

c)     adversely affects the Company or its reputation; or

d)     hinders the performance of your duties.

You must not accept any payment or other benefit from any person as an inducement or reward for any act or omission in connection with the business and affairs of the Company or the duties assigned to you by the Company from time to time.

If a situation arises whereby you believe you have, or have the potential to have, a conflict of interest or duty:

a)    you must immediately advise your Manager of the situation; and

b)    you must take all reasonable steps to avoid the conflict or potential conflict and follow all reasonable directions of your Manager in that regard.

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13.    Confidentiality

During your employment and following termination of your employment, you will keep confidential all Confidential Information. Confidential Information means all information which is confidential to the AECOM, the Company, and their Affiliates (collectively “AECOM Group”), including trade secrets, information concerning the market within which the AECOM Group operates, technical information concerning the AECOM’s products or the materials used by AECOM Group in its business, information about the AECOM’s financial performance, customer lists and customer information, information concerning the Company’s markets, business projections, business plans and business forecasts concerning the AECOM Group’s performance or likely future activity and/or any other information which is confidential to the business affairs of the AECOM Group or its suppliers and customers and/or employees and which is not in the public domain.

You further agree that during your employment with the Company you will not improperly use or disclose any Executive Restricted Information which includes proprietary or confidential information or trade secrets of any person or entity with whom you have an agreement or duty to keep such information or secrets confidential.

You must not during or at any time after your employment with the Company ends, disclose or publish any Confidential Information and you must use your best endeavours to prevent the disclosure or publication of the Confidential Information to any person except if it falls within one of the following exceptions:

e)     the disclosure if required by law;

f)     the prior written consent of the AECOM Group is obtained to the disclosure; or

g)     the disclosure is in the proper performance of your duties to the AECOM Group’s agents, employees or advisers who enter into an undertaking of confidentiality reasonably required by the AECOM Group.

You must not make a copy or other record of Confidential Information except in the proper performance of your duties.

You will:

a)     upon termination of your employment with the Company, or at any time at the request of AECOM or the Company, immediately deliver to AECOM or the Company all documents or other things in your possession, custody or control on which any Confidential Information is stored or recorded, whether in writing or in electronic or other form; or

b)     if requested by AECOM or the Company, instead of delivering the Confidential Information to the AECOM or Company, destroy the Confidential Information (in the case of data stored electronically or in other form, by erasing it from the media on which it is stored such that it cannot be recovered or in any way reconstructed or reconstituted) and certify in writing to AECOM or the Company that the Confidential Information, including all copies, has been destroyed.

14.    Intellectual Property Rights

You acknowledge that the Company is the absolute owner of all Intellectual Property rights in the Works.

You must disclose to the Company all Works whether capable of attracting Intellectual Property rights or not. All existing and future Intellectual Property rights, title and interest created or developed by you in connection with your employment (whether alone or with others and whether created during or outside of work hours) are vested in the Company. You will undertake all acts and things required to secure Intellectual Property rights of the Company, including assigning to the Company all your existing and future Intellectual Property rights in the Works (whether during or after the cessation of your employment), applying, executing any instrument and undertaking to do all things reasonably requested by the Company to vest the registration of title or other similar protection to the Company and ensuring all Intellectual Property rights in the Works become the absolute property of the Company.

You consent to any act or omission by the Company (for its own benefit) which would otherwise constitute an infringement of your Moral Rights in all Works created or developed by you in connection with your employment.

In this clause, the following terms have the following meanings:

“Intellectual Property” means all forms of intellectual property rights whether registered or unregistered and whether existing under statute, at common law or in equity throughout the world, including without limitation copyright, registered patent, designs, trademarks and Confidential Information including know-how and trade- secrets;

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“Moral Rights” has the meaning given to it in the Copyright Act 1968 (Cth) and includes rights of integrity of authorship, rights of attribution of authorship and similar rights that exist or may come to exist anywhere in the world; and

“Works” means all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during your employment with the Company and which relate to the Company’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). This includes all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions (and in each case whether electronic or in any other material form).

15.    Non-solicitation and Non-compete Obligations

During your employment with the Company you will be in a position to develop and maintain relationships on behalf of the Company, with the Company and its related entities, clients, employees, vendors, agents and other business associates and will have access to confidential information, including commercially sensitive, conceptual, financial and structural knowledge of the Company. On this basis, you acknowledge that certain restrictions are necessary for the protection of the Confidential Information, the reputation and goodwill of the Company and apply during your employment and when your employment with the Company ceases.

In consideration of the TFR provided to you under this Contract, you agree that during your employment and for one (1) year following termination of your employment you will not:

a)     canvass, solicit, entice or otherwise induce any employee or contractor of the Company to act in breach of their contract with the Company or to leave the employment of or end their engagement with the Company (as applicable); or

b)     induce, encourage or solicit any of the Company’s clients, suppliers or candidates with whom you have had dealings and influence over in the preceding twelve (12) months, to end or restrict their trade or commercial relationship with the Company.

Each restriction described in this letter (above and under the heading of Non-solicitation and Non-compete Obligations) are separate, distinct and severable from the other restrictions. If any such restriction is found to be unenforceable in whole or in part, such unenforceable restriction will be severed from this letter and the enforceability of the remainder of the restrictions and any other restriction will not be affected.

16.    Acknowledgements

You agree that each of the restraints are reasonable in their extent (as to duration, geographical area and restrained conduct) having regard to the legitimate business interests of the Company and go no further than is reasonably necessary to protect the ongoing business and goodwill of the Company.

You also acknowledge that you have sought professional advice in relation to the contents of this Contract including the restraints set out at paragraphs (a) to (b) in clause 15 above.

You acknowledge that any breach by you of your obligations under this Agreement with respect to Confidentiality, Intellectual Property Rights and Non-poaching and Non-compete Obligations will be regarded as very serious matters by the Company, may result in you being dismissed immediately without any entitlement to notice or pay in lieu of notice; and/or may result in the Company seeking an injunction against you as you acknowledge that damages may not be an adequate remedy in such circumstances.

17.    Termination of Employment

You are required to give three (3) months’ written notice of resignation. The Company may terminate your employment by giving you three (3) months’ written notice.

The Company may elect to pay out all of the notice period or provide a combination of part notice and part payment in lieu of notice. Payments in lieu of notice are calculated on the basis of your usual weekly remuneration.

The Company may terminate your employment immediately and without notice or without payment in lieu of notice if you engage in any of the following conduct that, in the Company’s opinion, justifies your summary dismissal, which includes but is not limited to:

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a)     serious misconduct (including, but not limited to theft, fraud or assault);

b)     gross negligence or otherwise being incompetent in the performance of your position;

c)     committing a serious or persistent breach of the terms of this Agreement;

d)     engaging in conduct that causes a serious risk to health or safety;

e)     breaching fit for work requirements;

f)     refusing to carry out a lawful and reasonable direction;

g)     becoming bankrupt;

h)     being restricted from performing your duties due to breach of any restraint provision with a former employer or failing to obtain any required visas, work permits, licences, registrations, or memberships;

i)      committing a crime which in the reasonable opinion of the Company, may either seriously impact on your ability to perform your duties or is likely to significantly damage the reputation or business of the Company; and/or

j)      breaching the Confidentiality, Intellectual Property Rights, and/or Non-poaching and Non-compete Obligations provisions of this Agreement.

On either party giving notice of termination, the Company may, in its absolute discretion and for all or part of the notice period require you to perform duties different to those duties which you performed during your employment, only some of your duties, or no duties at all, which you agree will not constitute a repudiation of this Agreement. During any such period, you will remain an employee of the Company, you must remain ready, willing and able to perform any duties as required by the Company, and except as specified in this clause, all terms and conditions of this Agreement will continue to apply to you.

18.    Right to Deduct

You expressly authorise and agree that the Company may deduct from your salary any money and costs:

a.     as overpayments made by the Company to you including, without limitation, due to any payroll or other administrative error or mistake, because of unauthorised absences where you have not accrued such entitlement or negative leave balances;

b.     directly incurred by the Company as a result of your voluntary private use of particular property of the Company including, for example, the cost of items purchased on a corporate credit card for personal use, the cost of personal calls on a Company mobile phone or the cost of petrol purchased for the private use of a Company vehicle;

c.     if you fail to give the required notice to the Company, being an amount not exceeding the amount you would have been paid under this Agreement in respect of your period of notice less any period of notice actually given by you to the Company; and

d.     for which the Company is legally entitled to deduct, or which you have specifically asked the Company to deduct from your wages and that is for your benefit, including, for example, salary sacrifice payments, reimbursable relocation expenses, and gym membership or health insurance fees.

Where the Company has a right to deduct monies from your salary and a written authority from you is required, you undertake to provide this authority as requested by the Company.

19.    General Provisions

In this Agreement, a reference to the Company includes the Company’s related entities.

Your obligations under this Agreement concerning Return of Property, Confidentiality, Intellectual Property Rights, Non-poaching and Non-compete Obligations, Acknowledgements and this clause continue after termination of this Agreement and your employment.

This Agreement supersedes and replaces all prior representations and agreements concerning your employment with the Company. Any change to this Agreement must be agreed between you and the Company and in writing.

The failure by the Company to insist on performance of any term of this Agreement is not a waiver of its right at any later time to insist on performance of that or any other terms of this letter.

Each provision of this Agreement is separable from the others and the severance of a provision does not affect the remainder of the Agreement.

This Agreement is governed by the laws of the State of Victoria.

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You acknowledge that you have the right to seek legal advice in relation to this Agreement.

20.    Acceptance of Offer

Please sign below (and initial each page) the duplicate copy of this Agreement to signify your understanding and acceptance of the terms and conditions of your appointment with the Company. The AECOM Code of Conduct and the AECOM Global Ethical Business Conduct policies enclosed with this Agreement are important to us as they  guide our professional behaviour. By signing this Agreemen,t you also acknowledge you have received, read and understand your obligations arising out of these policies and agree to comply  with them during, and if applicable after, your employment with AECOM.

I understand, acknowledge and accept the terms and conditions of employment with the Company.

Signed by	Lara Poloni

Signature:	/s/ Lara Poloni

Date:	10/19/20

On behalf of AECOM:

Signed by	/s/ Steven A. Kandarian
Steven A. Kandarian
Chairman of the Compensation and Organization Committee

Date:	9/29/20

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AECOM Imagine it. Delivered.

Australian Government Fair Work OMBUDSMAN

Fair Work Information Statement

IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS

Employees in Australia have entitlements and protections at work, under:

FAIR WORK LAWS	AWARDS	ENTERPRISE AGREEMENTS	EMPLOYMENT CONTRACTS
• minimum entitlements for all employees • includes the National Employment Standards	• set minimum pay and conditions for an industry or occupation • cover most employees in Australia	• set minimum pay and conditions for a particular workplace • negotiated and approved through formal process	• provide additional conditions for an individual employee • can't reduce or remove minimum entitlements

PAY

Your minimum pay rates are in your award or enterprise agreement. If there is no award or agreement for your job, you must get at least the National Minimum Wage. **You can't agree to be paid less.** Minimum pay rates are usually updated yearly.

Find out what you should get at **www.fairwork.gov.au/minimum-wages**

NATIONAL MINIMUM WAGE
FROM 1 JULY 2019

$19.49/hour full-time or part-time

$24.36/hour casual

This is the adult rate for employees with no award or enterprise agreement.
Lower rates may apply to juniors, apprentices and employees with disability.

NATIONAL EMPLOYMENT STANDARDS

	Full-time and part-time employees	Casual employees
Annual leave	✓ 4 weeks paid leave per year (pro rata for part-time employees) + 1 week for eligible shift workers	✗
Personal leave* (sick or carer's leave)	✓ 10 days paid leave per year	✗
Carer's leave	✓ 2 days unpaid leave per permissible occasion (if no paid personal leave left)	✓ 2 days unpaid leave per permissible occasion
Compassionate leave	✓ 2 days paid leave per permissible occasion	✓ 2 days unpaid leave per permissible occasion
Family & domestic violence leave	✓ 5 days unpaid leave per 12 months	✓ 5 days unpaid leave per 12 months
Community service leave • Jury service	✓ 10 days paid leave with make up pay + unpaid leave as required	✓ Unpaid leave as required
• Voluntary emergency management activities	✓ Unpaid leave as required to engage in the activity	✓ Unpaid leave as required to engage in the activity
Long service leave	✓ Paid leave (amount and eligibility rules vary between states and territories)	• Varies between states and territories
Parental leave eligible after 12 months employment	✓ 12 months unpaid leave - can extend up to 24 months with employer's agreement	✓ 12 months unpaid leave for regular and systematic casuals - can extend up to 24 months with employer's agreement
Maximum hours of work	✓ Full-time employees – 38 hours per week + reasonable additional hours Part time and casual employees - 38 hours or employee's ordinary weekly hours (whichever is less) + reasonable additional hours	
Public holidays	✓ A paid day off if you're normally work. If asked to work you can refuse, if reasonable to do so	✓ An unpaid day off. If asked to work you can refuse, if reasonable to do so
Notice of termination	✓ 1-5 weeks notice (or pay instead of notice) based on length of employment and age	✗
Redundancy pay eligible after 12 months employment	✓ 4 -16 weeks pay based on length of employment	✗

*Applications have been made to the High Court to appeal a recent decision on the method of accruing and taking paid personal/carer's leave under the National Employment Standards. This document currently reflects the state of the law as it applies to affected employees, but is subject to any changes at law. For details see **www.fairwork.gov.au/leave/sick-and-carers-leave***

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IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS FAIR WORK LAWS minimum entitlements for all employees Includes the National Employment Standards AWARDS set minimum pay and conditions for an Industry or occupation cover most employees In Australia ENTERPR ISE AGREEMENTS set minimum pay and conditions for a partleular workplace negotiated and approved through formal process £ EMPLOYMENT CONTRACTS provide additional conditions for an lndMdual employee can't reduce or remove minimum entitlements d Rnd your award at www.falrwork.gov.au. Check If your workplace has an enterprise agreement at www.fwc.gov.au/agreements @ PAY Iii NATIONAL MINIMUM WAGE FROM 1 JULY 2019 $19.49/hour fulHlme or part-time $24.36/hour casual use our free calculators to check your pay, leave and termination entitlements at: This Is the adult rate for employees with no award or enterprise agreement. Lower rates may aj:ply to Juniors, apprentlees and employees with disability. Q} NATIONA L EMP LOYMENT STANDARDS www.falrwork.gov.au/pact These are minimum standards for all employees. Rules and exclusions may apply. Your award or agreement may provide more. Rnd more Information on the National Employment Standards at www.falrwork.gov.au/NES Full-time and part-time employeesCasual employees Annual leaveX (sick or carers leave) carer's leave occaSlon Family & domestic violence5 days unpaid leave per 12 months5 days unpaid leave per 12 months leave community service leave1O days paid leave with make-up pay+ unpaid leave asUnpaid leave as required Jury servicerequired management actlVl lesIn the actMty and territories) Parental leave12 months unpaid leave for regular ellglt:le after 12 months12 months unpaid leave - can extend up to 24 months wlhand systematic casuals - can extend employment employer's agreementup to 24 months with employer's agreement Full-time employees - 38 hours per week+ reasonat:le additional hours Maximum hours of workPart-time and casual employees - 38 hours or employee's ordinary weekly hours (whichever Is less) + reasonable additional hours A paid day off lfyoU'd normally work. If asked to work youAA unpaid day off. If asked to work Public holidayscan refuse, If reasonable to do soyou can refuse, If reasonable to do X Notice of termination1-5 weeks notice (or pay Instead of notice) based on length of employment and age X ellglt:le after 12 months4-16 weeks pay based on length of employment employment *Appllcntions h<M? been made ro the High Court ta appeal a reanr dedslan on themethod of acrrulng and ll1king paid pe15onallmtrr leaveundef rhe1/ational Employmenc standards. 7hi< t/ooJment rurrenrly IT'f/eCr5 the smte of the /aW as Itapplies ro affected employees, /'Jut i< subject ro any changes at /aW. For details see www.faltworlt.gov.aut/eave/s /ck-and< arers./eave

FairWork OMBUDSMAN Fair Work Inform at ion Statement Employers must give this document to new employees when they stall work IMPORTANT INFORMATION ABOUT YOUR PAY AND FLEXI Bl LITY After 12 months employment, you can make a written request for flexible worldngarrangements If you're 55 or over, a carer, have a disability, are experiencing Violence from a family member (or are supporting a family or household member who Is), or are the parent of, or have caring respon sibilities for, a child of school age or younger. This Includes employees returning from parental or adoption leave asking to work part-time to care for the child. Your employer must respond In writing within 21 days. They can only say no on reasonable buslness grounds. You and your employer can also negotiate an individual flexlblllty arrangement. This would change how certain terms In your award or enterprise agreement apply to you. An Individual flexibility arrangement must be a genuine choice - It can't be a condition of employment-and It must leave you better off overall. Find out more at: www.faiiw ork.gov.au/fl exibility DID YOIU KNOW? You can create a free My account to save your workplace InformationIn one place at: www.fairwork.gov.au/register You can find free onllne courses to help you start a new Job or have difficult conversations at work, visit: www.fairwork.gov.au/lea rning The Record My Hours app makes it quick and easy to record the hours you work. It's free on the App Store and Google Play. !Ir EN DING EMPLOYMENT When your employment ends, your flnal pay should Include all outstanding entitlements, such as wages and unused annual leave and long ser.lce leave. You may be entitled to notice of termination, or pay Instead of notice. If you're dismissed for serious misconduct, you're not entitled to notice. If you resign you may have to give your employer notice. To check If notice Is required and what should be In your final pay visit: www.fairwork .gov.au/ ending-employment If you think your dismissal was unfair or unlawful, you have 21 calendar days to lodge a claim with the Fair Work Commission. Rules and exceptions apply. Rnd out more at: www.faiiwork.gov.au/terminatio n 1(1) PROTECTIONS AT WORK All employees have protections at work. You can't be treated differently or worse because you have or exercise a workplace right, for example, the right to request flexible working arrangements, take leave or make a complaint or enquiry about your employment. You have the right to Join a union or choose not to, and to take part In lawful lnc:fustrlal activity or choose not to. You also have protections when temporarily absent from work due to Illness or Injury, from discrimination, bullying and harassment, coercion, misrepresentation, sham contracting, and undue Influence or pressure. Find out more at: www.fairwork.gov.au/pro tections AGREEMENT MAKING Enterprise agreements are negotiated between an employer, their employees, and any employee representatives (e.g a union). Thls process Is called 'bargaining and has to follow set rules. The Fair Work Commission checks and approves agreements. For Information about making, varying, or terminating an enterprise agreement visit: www.fwc.g ov.au/agreement s 0T RAN SFER OF BUSINESS If a transfer of business occurs, your employment with your old employer ends. If you're employed by the new employer within three months to do the same (or similar) Job, some of your entitlements might carry over to the new employer. This may happen If, for example,the business Is sold or work Is outsourced. Rnd out more at: www.fairwork.gov.au/tran sf er-of-business ro.nOo;i RIGHT OF ENTRY Union officials with an entry permit can enter the workplace to talk to workers that they're entitled to represent, or to Investigate suspected safety Issues or breaches of workplace laws. They must comply with certain requirements, such as notifying the employer, and can Inspect or copy certain documents. Strict privacy rules apply to the permit holder, their organisation and your employer. Find out more at: www.fw c.go v.au/ entry-permit s FAIR WORK O MB U DSMAN WHO CAN HELP? FA I R WORK COM M ISSION Information and advice about pay and entitlements free calculators, templates and onllne courses help resolving workplace Issues Investigates and enrorces breaches of workplace laws. www.faiiwork.gov.au -13 13 94 hears clalms of unfair dismissal, unlawful termination, bulli,lng, discrimination or 'adverse action' at work approves, varies and terminates enterprise agreements Issues entry permits and resolves Industrial disputes. www.fwc.g ov.au - 1300 799 675 If you work In the commercial building Industry the AustralIan Building and Construction Commission can help. www.abcc.gov.au - 1800 003 338